Exhibit 99.1

REAL INDUSTRY REPORTS FISCAL 2016 third quarter RESULTS

Company to host conference call on November 10, 2016, at 1:00 p.m. ET

SHERMAN OAKS, Calif., November 9, 2016 -- Real Industry, Inc. (NASDAQ: RELY) (“Real Industry” or the “Company”) today reported financial results for its fiscal third quarter ended September 30, 2016.

Third Quarter 2016 Operating and Financial Highlights and Other Significant Events

-	Revenues were $314.9 million, compared to $338.6 in the prior year period and $320.9 million sequentially from the fiscal 2016 second quarter
-	Net loss was $10.9 million, largely due to lower gross profit from tight scrap spreads at Real Alloy in North America and one-time charges relating to the separation of the Company’s former CEO
-	Segment Adjusted EBITDA was $16.9 million, down from $22.8 million in the prior year period and $20.9 million sequentially from the fiscal 2016 second quarter
-	Consolidated liquidity remains strong at $105.3 million at quarter end, of which $92.3 million relates to Real Alloy
-	Subsequent to quarter end, Real Industry closed on the acquisition of the assets of Beck Aluminum Alloys and an investment in an affiliated trading business

Management Commentary

Mr. Kyle Ross, President, Interim Chief Executive Officer and Chief Investment Officer of Real Industry, stated, “Over the past few months, Real Industry has refocused its efforts on improving the value of its primary operating business and allocating capital based on a critical evaluation of risk-based returns. As Real Alloy operates through a challenging scrap spread environment, we are witnessing the value of our scale and diversified business model with strong results from our base tolling operations in North America and strong performance in Europe. In addition, the continued efforts of lean operating practices throughout all of our facilities have allowed the Company to offset some of the margin pressure in our buy/sell business and lower tolling volumes.

Mr. Ross continued, “Our sustained performance during this difficult period, along with our strong liquidity, uniquely positions us to take advantage of opportunities to acquire assets with tremendous upside.  Beck Aluminum Alloys is a very good example of an opportunistic acquisition that we can integrate into Real Alloy with limited risk, and without adding considerable operating expense. This acquisition helps to diversify and complement our operations by opening new geographies and allows us to enter new markets of high purity foundry alloys, as well as supply primary aluminum and other prime-based alloys to our existing customer base through our affiliation with the trading business. We are prepared to quickly transact on further opportunistic investments similar to the Beck acquisition.”

Third Quarter 2016 Consolidated Financial Results

Real Industry reported revenues of $314.9 million in the third quarter of 2016, which was driven by Real Alloy business’ aggregate 291,300 metric tonnes of metal invoiced. This compares to $338.6 million in revenues on an aggregate 299,900 metric tonnes of metal invoiced in the third quarter of 2015. Real Industry reported net loss attributable to the Company of $10.9 million and net loss available to common stockholders of $11.6 million in the third quarter of 2016, or $0.40 loss per basic and diluted share.

The year over year reduction in revenues was partially caused by reduced volume caused by lower toll business from Real Alloy customers that have elected to use more prime alloy in 2016 given low LME aluminum prices at the beginning of the year, along with a more meaningful impact of lower prices for secondary alloys during the period in our buy/sell business.

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Compared to the 2016 second quarter, revenues were lower by $6.0 million and volumes were down approximately 2,700 metric tonnes, a reduction of less than 1 percent, which was in line with normal seasonal customer facility shut downs in the third quarter.

Segment Adjusted EBITDA at Real Alloy was $16.9 million in the third quarter of 2016, compared to $22.8 million in the third quarter of 2015. The decrease was due to Real Alloy’s financial performance in North America, offset by improved results in Europe.

Corporate operating costs, which primarily represent SG&A expenses, were $7.5 million in the third quarter of 2016 and $3.2 million in the prior year period. This $4.3 million increase in operating costs is primarily related to costs associated with the separation of the Company’s former chief executive officer, including $2.0 million of accrued cash severance and $1.5 million of accelerated share-based compensation expense.

Segment Operating Results

Real Alloy is our primary operating business and includes two segments, Real Alloy North America (“RANA”) and Real Alloy Europe (“RAEU”).

For the three months ended September 30, 2016 and 2015, RANA reported $200.5 million and $205.2 million of revenues, representing 64% and 61% of the Company’s consolidated revenues, respectively. Approximately 54% and 53% of RANA’s invoiced sales volume was used in automotive applications in the three months ended September 30, 2016 and 2015, respectively.

RANA’s Segment Adjusted EBITDA was $9.0 million in the third quarter compared, to $15.4 million in the prior year period.  Segment Adjusted EBITDA per tonne decreased from $77 to $46 due primarily to lower gross profit from tighter scrap spreads in the three months ended September 30, 2016, compared to the same period in the prior year, partially offset by lower SG&A costs, driven by the termination of the transition services agreement with Aleris. The reduction in scrap spreads is primarily driven by a decrease in scrap availability, partially driven by lower steel prices, as well as increased imports due to the strengthening U.S. dollar.

In the three months ended September 30, 2016 and 2015, RAEU reported $114.4 million and $133.4 million of revenues, representing 36% and 39% of the Company’s consolidated revenues, respectively. RAEU supplies the European automobile industry, which represented approximately 65% and 72% of this segment’s invoiced sales volume in the three months ended September 30, 2016 and 2015, respectively.

RAEU’s Segment Adjusted EBITDA was $7.9 million in the third quarter, compared to $7.4 million in the prior year period. Segment Adjusted EBITDA per tonne increased to $82 from $74 in the three months ended September 30, 2016 and 2015, respectively, due to higher gross profit driven by lower natural gas prices and lower SG&A costs.

Management Outlook

Mr. Ross stated, “We have a defined strategy to increase stockholder value at Real Industry by supporting and leveraging a valuable operating asset in Real Alloy, and utilizing our $870 million in federal NOLs. We continue to evaluate other potential M&A opportunities under favorable terms, and will focus on situations where we can deploy capital effectively with an attractive return on investment.”

Balance Sheet and Liquidity

As of September 30, 2016, Real Industry’s cash and cash equivalents were $34.6 million, total debt was $342.2 million, and stockholders’ equity was $123.2 million. The Company’s total liquidity was $105.3 million as of September 30, 2016, of which $92.3 million relates to Real Alloy.

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Conference Call and Webcast Information

The Company will host a conference call at 1:00 p.m. ET on Thursday, November 10, 2016, during which management will discuss the results of operations for the third quarter ended September 30, 2016.

The dial-in numbers are:

(877) 407-9163 (Toll-free U.S. & Canada)

(412) 902-0043 (International)

Participants may also access the live call via webcast at http://realindustryinc.equisolvewebcast.com/q3-2016. The webcast will be archived and accessible for approximately 30 days. A replay will be available shortly after the call in the investor relations section of the Company’s website, www.realindustryinc.com, and will remain available for 90 days.

About Real Industry, Inc.

Real Industry is a North America-based holding company seeking to take significant ownership stakes in well-managed and consistently profitable businesses concentrated primarily in the U.S. industrial and commercial marketplace. Real Industry has significant capital resources, and U.S. federal net operating loss tax carryforwards of more than $870 million. For more information about Real Industry, visit its corporate website at www.realindustryinc.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on our current expectations, estimates, and projections about the Company’s and its subsidiaries’ businesses and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about: our financial results, including for the third quarter of 2016, as well as our expectations for future financial trends and performance of our business and our strategy in future periods including during fiscal 2016; our ability to take advantage of opportunities to acquire assets with tremendous upside; the expected benefits to the Company of the integration of Beck Aluminum Alloys into Real Alloy; future opportunistic investments; the Company’s evaluation of other potential M&A opportunities; our long-term outlook; our preparation for future market conditions; and any statements or assumptions underlying any of the foregoing. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to, changes in domestic and international demand for recycled aluminum; the cyclical nature and general health of the aluminum industry and related industries; commodity price fluctuations and our ability to enter into effective commodity derivatives or arrangements to effectively manage our exposure to such commodity price fluctuations; inventory risks, commodity price risks, and energy risks associated with Real Alloy’s buy/sell business model; our ability to service, and the high leverage associated with, our indebtedness, and compliance with the terms of the indebtedness, including the restrictive covenants that constrain the operation of our business and the businesses of our subsidiaries; our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions; our ability to achieve future profitability; our ability to control operating costs and other expenses; that general economic conditions may be worse than expected; that competition may increase significantly; changes in laws or government regulations or policies affecting our current business operations and/or our legacy businesses, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Real Industry, Inc.’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2016, and similar disclosures in subsequent reports

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filed with the SEC, which are available on our website at www.realindustryinc.com and on the SEC website at https://www.sec.gov.

Contact

Real Industry, Inc.

Jeff Crusinberry, Senior Vice President and Treasurer

(805) 435-1255

investor.relations@realindustryinc.com

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REAL INDUSTRY, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In millions)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$34.6	$35.7
Trade accounts receivable, net	97.1	77.2
Financing receivable	45.2	32.7
Inventories	95.5	101.2
Prepaid expenses, supplies, and other current assets	25.9	24.7
Current assets of discontinued operations	—	0.3
Total current assets	298.3	271.8
Property, plant and equipment, net	287.3	301.5
Intangible assets, net	13.2	15.1
Goodwill	104.6	104.3
Other noncurrent assets	8.9	8.2
TOTAL ASSETS	$712.3	$700.9
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$112.4	$100.9
Accrued liabilities	41.6	51.8
Long-term debt due within one year	2.4	2.3
Current liabilities of discontinued operations	0.1	0.1
Total current liabilities	156.5	155.1
Accrued pension benefits	39.3	38.0
Environmental liabilities	11.7	11.7
Long-term debt, net	339.8	312.1
Common stock warrant liability	4.2	6.9
Deferred income taxes	5.9	6.7
Other noncurrent liabilities	6.9	5.4
Noncurrent liabilities of discontinued operations	0.7	0.7
TOTAL LIABILITIES	565.0	536.6
Redeemable Preferred Stock	24.1	21.9
TOTAL STOCKHOLDERS' EQUITY	123.2	142.4
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY	$712.3	$700.9

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REAL INDUSTRY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2016	2015	2016	2015
Revenues	$314.9	$338.6	$945.2	$845.1
Cost of sales	298.3	313.2	889.7	793.5
Gross profit	16.6	25.4	55.5	51.6
Operating costs	20.1	18.0	53.0	44.6
Operating profit (loss)	(3.5)	7.4	2.5	7.0
Nonoperating expense, net	7.8	4.9	24.2	43.2
Earnings (loss) from continuing operations before income taxes	(11.3)	2.5	(21.7)	(36.2)
Income tax expense (benefit)	(0.5)	0.5	0.4	(6.7)
Earnings (loss) from continuing operations	(10.8)	2.0	(22.1)	(29.5)
Earnings (loss) from discontinued operations, net of income taxes	—	(0.7)	0.1	26.5
Net earnings (loss)	(10.8)	1.3	(22.0)	(3.0)
Earnings from continuing operations attributable to noncontrolling interest	0.1	0.1	0.5	0.3
Net earnings (loss) attributable to Real Industry, Inc.	$(10.9)	$1.2	$(22.5)	$(3.3)
EARNINGS (LOSS) PER SHARE
Net earnings (loss) attributable to Real Industry, Inc.	$(10.9)	$1.2	$(22.5)	$(3.3)
Dividends on Redeemable Preferred Stock, in-kind	(0.5)	(0.5)	(1.4)	(1.0)
Accretion of discount on Redeemable Preferred Stock	(0.2)	(0.2)	(0.8)	(0.6)
Net earnings (loss) available to common stockholders	$(11.6)	$0.5	$(24.7)	$(4.9)
Basic earnings (loss) per share:
Continuing operations	$(0.40)	$0.04	$(0.85)	$(1.21)
Discontinued operations	—	(0.02)	—	1.02
Basic earnings (loss) per share	$(0.40)	$0.02	$(0.85)	$(0.19)
Diluted earnings (loss) per share:
Continuing operations	$(0.40)	$0.04	$(0.85)	$(1.21)
Discontinued operations	—	(0.02)	—	1.02
Diluted earnings (loss) per share	$(0.40)	$0.02	$(0.85)	$(0.19)

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REAL INDUSTRY, INC.

UNAUDITED SEGMENT INFORMATION

Differences between segment totals and consolidated totals are included in Corporate and Other.

	Three Months Ended September 30, 2016
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Segment Totals
Metric tonnes invoiced:
Tolling arrangements	98.9	48.8	147.7
Buy/sell arrangements	96.6	47.0	143.6
Total metric tonnes invoiced	195.5	95.8	291.3
Revenues	$200.5	$114.5	$315.0
Cost of sales	192.3	105.9	298.2
Gross profit	$8.2	$8.6	$16.8

Selling, general and administrative expenses	$6.7	$3.9	$10.6
Depreciation and amortization	$8.1	$3.1	$11.2
Capital expenditures	$4.0	$3.4	$7.4
Segment Adjusted EBITDA	$9.0	$7.9	$16.9
Segment Adjusted EBITDA per metric tonne invoiced	$46	$82	$58

	Three Months Ended September 30, 2015
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Segment Totals
Metric tonnes invoiced:
Tolling arrangements	112.3	53.2	165.5
Buy/sell arrangements	88.1	46.3	134.4
Total metric tonnes invoiced	200.4	99.5	299.9
Revenues	$205.2	$133.4	$338.6
Cost of sales	189.0	125.7	314.7
Gross profit	$16.2	$7.7	$23.9

Selling, general and administrative expenses	$8.8	$4.6	$13.4
Depreciation and amortization	$7.2	$3.1	$10.3
Capital expenditures	$7.7	$0.9	$8.6
Segment Adjusted EBITDA	$15.4	$7.4	$22.8
Segment Adjusted EBITDA per metric tonne invoiced	$77	$74	$76

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REAL INDUSTRY, INC.

UNAUDITED SEGMENT INFORMATION

Differences between segment totals and consolidated totals are included in Corporate and Other.

	Nine Months Ended September 30, 2016
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Segment Totals
Metric tonnes invoiced:
Tolling arrangements	298.7	153.5	452.2
Buy/sell arrangements	292.5	132.8	425.3
Total metric tonnes invoiced	591.2	286.3	877.5
Revenues	$613.7	$331.5	$945.2
Cost of sales	575.6	314.0	889.6
Gross profit	$38.1	$17.5	$55.6

Selling, general and administrative expenses	$21.8	$11.9	$33.7
Depreciation and amortization	$23.6	$12.9	$36.5
Capital expenditures	$11.5	$7.1	$18.6
Segment Adjusted EBITDA	$36.5	$19.6	$56.1
Segment Adjusted EBITDA per metric tonne invoiced	$62	$68	$64

	Nine Months Ended September 30, 2015
(Dollars in millions, except per tonne information, tonnes in thousands)	RANA	RAEU	Segment Totals
Metric tonnes invoiced:
Tolling arrangements	265.9	124.0	389.9
Buy/sell arrangements	212.7	113.1	325.8
Total metric tonnes invoiced	478.6	237.1	715.7
Revenues	$521.7	$323.3	$845.0
Cost of sales	487.6	308.1	795.7
Gross profit	$34.1	$15.2	$49.3

Selling, general and administrative expenses	$18.9	$10.4	$29.3
Depreciation and amortization	$17.0	$7.2	$24.2
Capital expenditures	$15.9	$2.7	$18.6
Segment Adjusted EBITDA	$36.3	$16.9	$53.2
Segment Adjusted EBITDA per metric tonne invoiced	$76	$71	$74

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NON-GAAP FINANCIAL MEASURES

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. We report our financial results in accordance with GAAP; however, our management believes that certain non-GAAP performance measures, which we use in managing our businesses, may provide investors with additional meaningful comparisons between current results and results in prior periods. Segment Adjusted EBITDA (defined below) is an example of a non-GAAP financial measure that we believe provides investors and other users of our financial information with useful information.

Our CODM and management use several measures of performance for our reportable segments, including earnings before interest, taxes, depreciation and amortization and excludes certain other items (“Segment Adjusted EBITDA”). We use Segment Adjusted EBITDA as our primary financial performance metric and believe this measure provides additional information commonly used by holders of our common stock, as well as the holders of the Senior Secured Notes and parties to the Asset-Based Facility with respect to the ongoing performance of our underlying business activities.

Our Segment Adjusted EBITDA calculations represent segment earnings (loss) before interest, taxes, depreciation and amortization, unrealized gains and losses on derivative financial instruments, charges and expenses related to acquisitions, and certain other gains and losses. Segment Adjusted EBITDA as we use it may not be comparable to similarly titled measures used by other companies. We calculate Segment Adjusted EBITDA by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance and certain other items. Readers are encouraged to evaluate each adjustment shown in the reconciliation and the reasons we consider it appropriate for supplemental analysis, however, Segment Adjusted EBITDA is not a financial measurement calculated and presented in accordance with GAAP. When analyzing our operating performance, we encourage investors to use Segment Adjusted EBITDA in addition to, and not as an alternative for, net earnings (loss) derived in accordance with GAAP. Segment Adjusted EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

These limitations include, but are not limited to:

•	Does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Does not reflect changes in, or cash requirements for, working capital needs;
•	Does not reflect interest expense or cash requirements necessary to service interest and/or principal payments under the Senior Secured Notes or Asset-Based Facility;
•	Does not reflect certain tax payments that may represent a reduction in cash available to us;
•	Does not reflect the operating results of Corporate and Other; and
•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect cash requirements for such replacements.

Other companies, including companies in our industry, may calculate Segment Adjusted EBITDA differently and the degree of their usefulness as a comparative measure correspondingly decreases as the number of differences in computations increases.

In addition, in evaluating Segment Adjusted EBITDA it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Segment Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

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The table below provides a reconciliation of Segment Adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP, net loss, for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2016	2015	2016	2015
Segment Adjusted EBITDA	$16.9	$22.8	$56.1	$53.2
Unrealized gains (losses) on derivative financial instruments	(0.6)	0.5	0.9	(0.8)
Segment depreciation and amortization	(11.3)	(10.3)	(36.6)	(24.2)
Amortization of inventories and supplies purchase accounting adjustments	—	(1.3)	(0.9)	(8.5)
Corporate and Other selling, general and administrative expenses	(7.5)	(3.2)	(14.4)	(10.5)
Other, net	(1.0)	(1.1)	(2.6)	(2.2)
Operating profit (loss)	(3.5)	7.4	2.5	7.0
Interest expense, net	(9.2)	(9.2)	(27.5)	(26.6)
Change in fair value of common stock warrant liability	1.9	3.4	2.6	(2.2)
Acquisition-related costs and expenses	—	—	—	(14.8)
Foreign exchange gains on intercompany loans	—	—	1.0	—
Other nonoperating income, net	(0.5)	0.9	(0.3)	0.4
Income tax benefit (expense)	0.5	(0.5)	(0.4)	6.7
Earnings (loss) from discontinued operations, net of income taxes	—	(0.7)	0.1	26.5
Net earnings (loss)	$(10.8)	$1.3	$(22.0)	$(3.0)